INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Global Restricted Stock Unit Award Agreement
This Global Restricted Stock Unit Award Agreement (the “Restricted Stock Unit Agreement”), including any special terms and conditions for the Participant’s country set forth in the Appendix B attached hereto (the Restricted Stock Unit Agreement, the Appendix B and all other appendices attached hereto, collectively, the “Agreement”) is made by and between INC Research Holdings, Inc., a Delaware corporation (the “Company”), and [NAME OF EMPLOYEE] (the “Participant”), effective as of [INSERT DATE OF GRANT] (the “Date of Grant”).
RECITALS
WHEREAS, the Company has adopted the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated (as the same may be amended and/or amended and restated from time to time, the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement, and capitalized terms not otherwise defined in this Agreement will have the meanings ascribed to those terms in the Plan; and
WHEREAS, the Committee has authorized and approved the grant of an Award to the Participant of Restricted Stock Units payable in shares of Common Stock (the “Shares”), subject to the terms and conditions set forth in the Plan and this Agreement (including the Appendix B attached hereto).
NOW THEREFORE, in consideration of the premises and mutual covenants set forth in this Agreement, the parties agree as follows:

1.
Grant of Restricted Stock Units. The Company has granted to the Participant, effective as of the Date of Grant, [●] Restricted Stock Units, on the terms and conditions set forth in the Plan and this Agreement, subject to adjustment as set forth in the Plan (the “RSUs”).

2.	Vesting of RSUs. Subject to the terms and conditions set forth in the Plan and this Agreement, the RSUs will vest as follows:

(a)
General. Except as otherwise provided in Sections 2(b) and 4 and, if applicable, in Appendix C, the RSUs will vest in equal annual installments of 25% of the Shares over a four-year period on each anniversary of the Date of Grant, subject to the Participant’s continued Service through each applicable vesting date.

(b)
Change in Control. The RSUs will become fully vested immediately upon the Participant’s termination of Service in the event that the Participant’s Service is terminated by the Company without Cause (as defined in the Plan) or if the Participant resigns for Good Reason at the time of, or within 6 months following, the consummation of a Change in Control occurring after the Date of Grant.

As used in this Agreement, “Good Reason” shall mean the occurrence, without the Participant’s express written consent, of any of the following events: (i) a material reduction in the Participant’s base salary or Target Bonus percentage under the INC Research, LLC Management Incentive Plan, if applicable; (ii) a material adverse change to the Participant’s authority, job duties or responsibilities as compared to the Participant’s authority, job duties or responsibilities immediately prior to the Change in Control; (iii) a requirement that the Participant relocate to a principal place of employment more than fifty (50) miles from the Company’s offices at 3201 Beechleaf Court, in Raleigh, North Carolina or the Participant’s assigned principal office location with any Subsidiary as of immediately prior to the occurrence of the Change in Control; or (iv) if the Participant has an effective employment agreement, service agreement, or other similar agreement with the Company or any Subsidiary, a material breach of such agreement, provided, that, any event described in clauses (i), (ii), (iii) and (iv) above shall constitute Good Reason only if the Participant provides the Company with written notice of the basis for the Participant’s Good Reason within forty-five (45) days of the initial actions or inactions of the Company or any Subsidiary giving rise to such Good Reason and the Company or applicable Subsidiary has not cured the identified actions or inactions within thirty (30) days of such notice and provided further that the Participant terminates his or her Service within thirty (30) days following the Company or applicable Subsidiary’s failure to cure within the thirty (30) day cure period.”
Any vesting acceleration contemplated under this Section 2(b) shall be subject to the limitations provided in Section 5.5 of the Plan.

3.	Settlement of RSUs Upon Vesting.

(a)
Settlement in Stock. RSUs vested as described in Section 2 above will be settled by delivering to the Participant a number of Shares equal to the number of vested RSUs on the date on which the RSUs vest, subject to the terms of this Agreement and payment of any Tax-Related Items.

(b)
Book-Entry Registration of the Shares; Delivery of Shares. As soon as practical after the RSUs vest pursuant to Section 2, the Company will issue the Shares payable pursuant to this Agreement by registering such Shares with the Company’s transfer agent (or another custodian selected by the Company) in book-entry form in the Participant’s name. In any case, the Company may provide a reasonable delay in the issuance or delivery of the Shares to address Tax-Related Items, withholding, and other administrative matters. Neither the Company nor the Committee will be liable to the Participant or any other Person for damages relating to any delays in issuing the Shares or any mistakes or errors in the issuance of the Shares.

(c)
Shareholder Rights. The Participant will not have any rights of a stockholder with respect to the Shares subject to the RSUs, including voting and dividend rights, unless and until the Shares are delivered as described in Section 3(b) above.

(d)
Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary employing or retaining the Participant (the “Employer”), the ultimate liability for all Tax-Related Items is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (1) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the RSUs, including, but not limited to, the grant or vesting of the RSUs, the subsequent sale of Shares acquired pursuant to such vesting and the receipt of any dividends and/or dividend equivalents; and (2) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the RSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former Employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

(e)
Withholding Requirements. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at the Company’s and/or the Employer’s discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following: (1) cash payment by the Participant to the Company prior to the day of vesting of an amount that the Company will apply to the required withholding; (2) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer; (3) withholding from proceeds of the sale of Shares acquired upon vesting/settlement of the RSUs either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or (4) withholding in Shares to be issued upon settlement of the RSUs. For the purposes of alternative (4) above, any Shares withheld shall be credited for purposes of the withholding requirements at the Fair Market Value of the Shares on the date that the tax withholding is determined. Until such time as the Company provides notice to the contrary, it will collect withholding for Tax-Related Items pursuant to alternative (3) above; provided, however, that if such method (A)  cannot be processed by the broker or (B) the Participant is subject to the Company’s Policy on Insider Trading and Communications with the Public (the “Insider Trading Policy”), the sale of Shares pursuant to alternative (3) is prohibited under the Insider Trading Policy Public and the Participant has not entered in to an arrangement that is intended to comply with the requirements of Rule 10b5-1(c)(1) of the Exchange Act and that provides for the sale of all of the Shares subject to this Agreement, the Company will instead collect withholding for Tax-Related Items pursuant to alternative (4).

The Company may withhold or account for Tax-Related Items by considering rates of up to, but not exceeding, the maximum tax rates in the Participant’s jurisdiction, in which case the Participant may receive a refund of any over-withheld amount in cash and will have no entitlement to the Common Stock equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the vested RSUs, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant agrees to pay to the Company or the Employer, including through withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, any amount of Tax-Related Items that the Company or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items.

4.
Forfeiture. Notwithstanding the Change in Control vesting as stated in Section 2(b) above, any unvested RSUs will be forfeited immediately, automatically and without consideration upon a termination of the Participant’s Service (regardless of the reason for such termination and whether or not later to be found invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any), including a Participant’s change in status from employee to consultant or other personal service provider. Without limiting the generality of the foregoing, the RSUs and the Shares (and any resulting proceeds) will continue to be subject to Section 13 of the Plan.

5.	Adjustment to RSUs. In the event of any change with respect to the outstanding Shares contemplated by Section 4.5 of the Plan, the RSUs may be adjusted in accordance with Section 4.5 of the Plan.

6.	Nature of Grant. In accepting the RSUs, the Participant acknowledges, understands and agrees that:

(a)
the Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)
the grant of the RSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future grants of RSUs, or benefits in lieu of RSUs, even if RSUs have been granted in the past;

(c)	all decisions with respect to future RSUs or other grants, if any, will be at the sole discretion of the Company;

(d)	the RSUs and the Participant’s participation in the Plan shall not create a right to employment or be interpreted as forming an employment or services contract with the Company or any Subsidiary;

(e)	the Participant is voluntarily participating in the Plan;

(f)	the RSUs and the Shares subject to the RSUs are not intended to replace any pension rights or compensation;

(g)
the RSUs and the Shares subject to the RSUs, and the income and value of same, are not part of normal or expected compensation for purposes of calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments;

(h)
unless otherwise agreed with the Company, the RSUs and the Shares subject to the RSUs, and the income and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of a Subsidiary;

(i)	the future value of the underlying Shares is unknown, indeterminable and cannot be predicted with certainty;

(j)
no claim or entitlement to compensation or damages shall arise from forfeiture of the RSUs resulting from the termination of the Participant’s Service (for any reason whatsoever whether or not later found to be invalid or in breach of employment laws in the jurisdiction where the Participant is employed or the terms of the Participant’s employment agreement, if any);

(k)
the following provision shall not apply to Participants in the state of California: In consideration of the grant of the RSUs to which the Participant is otherwise not entitled, the Participant irrevocably agrees never to institute any claim against the Company or any of its Subsidiaries, waives his or her ability, if any, to bring any such claim, and releases the Company and its Subsidiaries from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, the Participant shall be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claim; and

(l)
The following provision applies if the Participant is providing services outside the United States: neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the RSUs or of any amounts due to the Participant pursuant to the settlement of the RSUs or the subsequent sale of any Shares acquired upon settlement.

7.
No Advice Regarding Grant. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

8.
Restrictive Covenants. The Participant acknowledges and recognizes the highly competitive nature of the businesses of the Company and its Affiliates and accordingly agrees to the provisions of Appendix A to this Agreement (the “Restrictive Covenants”). For the avoidance of doubt, the Restrictive Covenants contained in this Agreement are in addition to, and not in lieu of, any other restrictive covenants or similar covenants between the Participant and the Company or any of its Affiliates.

9.
Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other RSU grant materials by and among, as applicable, the Employer, the Company and its Subsidiaries for the purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, passport, social insurance number or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all RSUs or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data will be transferred to Fidelity Stock Plan Services, LLC or any other broker selected by the Company, or such other stock plan service provider as may be selected by the Company in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of the Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, Fidelity Stock Plan Services, LLC or any other broker selected by the Company and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The

Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s Service with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant RSUs or other equity awards to the Participant or administer or maintain such awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

10.
Language. If the Participant has received this Agreement or any other document related to the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

11.
Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

12.
Imposition of Other Requirements. The Company reserves the right to impose any other requirements on the Participant’s participation in the Plan, on the RSUs and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

13.
Appendix. Notwithstanding any provisions in this Agreement, the RSUs shall be subject to any special terms and conditions set forth in the Appendix B for the Participant’s country. The Appendix B constitutes part of this Restricted Stock Unit Agreement.

14.
Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to, directly or indirectly, acquire, sell, or attempt to sell Shares or rights to Shares (e.g., RSUs) under the Plan during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws in the applicable jurisdictions or in the Participant’s country). Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant is responsible for ensuring compliance with any applicable restrictions and is advised to consult his or her personal legal advisor on this matter.

15.
Foreign Asset/Account Reporting; Exchange Controls. The Participant’s country may have certain foreign asset and/or account reporting requirements and/or exchange controls which may affect the Participant’s ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside the Participant’s country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant is advised to consult his or her personal legal advisor for any details.

16.	Miscellaneous Provisions.

(a)
Securities or Exchange Control Laws Requirements. No Shares will be issued or transferred pursuant to this Agreement unless and until all then applicable requirements imposed by federal and state securities and other securities or exchange control laws, rules and regulations and by any regulatory agencies having jurisdiction, and by any exchanges upon which the Shares may be listed, have been fully met. As a condition precedent to the issuance of Shares pursuant to this Agreement, the Company may require the Participant to take any reasonable action to meet those requirements. The Committee may impose such conditions on any Shares issuable pursuant to this Agreement as it may deem advisable, including, without limitation, restrictions under the Securities Act of 1933, as amended, under the requirements of any exchange upon which shares of the same class are then listed and under any blue sky or other securities laws applicable to those Shares.

(b)
Non-Transferability. The RSUs and the rights and privileges conferred thereby shall be non-transferrable except as provided by Section 15.3 of the Plan. Any Shares delivered hereunder will be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which such shares are listed, any applicable federal, state or local laws and any agreement with, or policy of, the Company or the Committee to which the Participant is a party or subject, and the Committee may cause orders or designations to be placed upon any certificate(s) or other document(s) delivered to the Participant, or on the books and records of the Company’s transfer agent, to make appropriate reference to such restrictions.

(c)
No Right to Continued Service. Nothing in this Agreement or the Plan confers upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Subsidiary employing or retaining the Participant) or of the Participant, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without Cause.

(d)
Notification. Any notification required by the terms of this Agreement will be given by the Participant (i) in a writing addressed to the Company at its principal executive office and will be deemed effective upon actual receipt when delivered by personal delivery or by registered or certified mail, with postage and fees prepaid, or (ii) by electronic transmission to the Company’s e-mail address of the Company’s General Counsel and will be deemed effective upon actual receipt. Any notification required by the terms of this Agreement will be given by the Company (x) in a writing addressed to the address that the Participant most recently provided to the Company and will be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid, or (y) by facsimile or electronic transmission to the Participant’s primary work fax number or e-mail address (as applicable) and will be deemed effective upon confirmation of receipt by the sender of such transmission.

(e)
Entire Agreement. This Agreement and the Plan constitute the entire agreement between the parties hereto with regard to the subject matter of this Agreement. This Agreement and the Plan supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter of this Agreement.

(f)
Waiver. No waiver of any breach or condition of this Agreement by the Participant or any other Participant will be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

(g)
Successors and Assigns. The provisions of this Agreement will inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s executor, personal representative(s), distributees, administrator, permitted transferees, permitted assignees, beneficiaries, and legatee(s), as applicable, whether or not any such person will have become a party to this Agreement and have agreed in writing to be joined herein and be bound by the terms hereof.

(h)
Severability. The provisions of this Agreement are severable, and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, then the remaining provisions will nevertheless be binding and enforceable.

(i)	Amendment. Except as otherwise provided in the Plan, this Agreement will not be amended unless the amendment is agreed to in writing by both the Participant and the Company.

(j)
Choice of Law; Jurisdiction. This Agreement and all claims, causes of action or proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or relate to this Agreement will be governed by the internal laws of the State of Delaware, excluding any conflicts or choice-of-law rule or principle that might otherwise refer construction or interpretation of this

Agreement to the substantive law of another jurisdiction. The Participant and each party to this Agreement agrees that it will bring all claims, causes of action and proceedings (whether in contract, in tort, at law or otherwise) that may be based upon, arise out of or be related to the Plan and this Agreement exclusively in the Delaware Court of Chancery or, in the event (but only in the event) that such court does not have subject matter jurisdiction over such claim, cause of action or proceeding, exclusively in the United States District Court for the District of Delaware (the “Chosen Court”), and hereby (i) irrevocably submits to the exclusive jurisdiction of the Chosen Court, (ii) waives any objection to laying venue in any such proceeding in the Chosen Court, (iii) waives any objection that the Chosen Court is an inconvenient forum or does not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such claim or cause of action will be effective if notice is given in accordance with this Agreement.

(k)
Signature in Counterparts. This Agreement may be signed in counterparts, manually or electronically, each of which will be an original, with the same effect as if the signatures to each were upon the same instrument.

(l)	IRC Section 409A. This Section 16(l) applies only to Participants who are U.S. taxpayers.
Anything in this Agreement to the contrary notwithstanding, no RSUs that are settled as a result of the Participant’s termination of employment under Section 2(b) hereof that are non-qualified deferred compensation subject to Section 409A of the Code shall be settled unless the Participant experiences a “separation from service,” within the meaning of the Code (“Separation from Service”) or, in the case of a settlement event that is made upon a Change in Control, the Change in Control is a “change in control event” (within the meaning of the Treasury Regulations promulgated under Section 409A of the Code (“409A CIC Event”). Any such RSUs that are non-qualified deferred compensation subject to Section 409A, shall be settled, as applicable, within 60 days of the Separation from Service or 409A CIC Event, provided that if the Change in Control is not a 409A CIC Event,  the RSUs shall be settled on the 120th day following the Separation from Service. If the Participant is a “specified employee” within the meaning of Section 409A of the Code as of the date of the Separation from Service (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), any RSUs that are non-qualified deferred compensation that are payable upon a Separation from Service shall instead be settled on the first business day that is after the earlier of (i) the date that is six months following the date of the Participant’s Separation from Service or (ii) the date of the Participant’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under Section 409A(a)(2) of the Code, or any successor provision thereto.

(m)	Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions of the Plan and this Agreement, and accepts the RSUs subject to all of the terms and conditions of the Plan and this Agreement. In the event of a conflict between any term or provision contained in this Agreement and a term or provision of the Plan, the applicable term and provision of the Plan will govern and prevail.
[Signature page follows.]

IN WITNESS WHEREOF, the Company and the Participant have executed this Global Restricted Stock Unit Award Agreement and any appendices thereto as of the date first written above.

PARTICIPANT                    INC RESEARCH HOLDINGS, INC.

By:    /s/ Alistair Macdonald
Name: Alistair Macdonald
Title:    Chief Executive Officer

[Electronic Signature]
______________________________
Participant Signature
Name: [Participant Name]
Acceptance Date: [Acceptance Date]

[Signature Page – Global Restricted Stock Unit Award Agreement]

APPENDIX A
RESTRICTIVE COVENANTS AGREEMENT

1.    Definitions. Capitalized terms not otherwise defined in this Restrictive Covenant Agreement (“RCA”) shall have the same meanings as set forth in the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated, and the Global Restricted Stock Unit Award Agreement (including the Appendix B and any other appendix attached thereto). The following terms shall have the following meanings for the purposes of this RCA:
(a)    The “Termination Date” means the last day of the Participant’s employment by the Company or any of its Subsidiaries.
(b)    The “Non-Solicit Restricted Period” means the period commencing on the Termination Date and ending twelve (12) months after the Termination Date.
(c)    The “Non-Compete Restricted Period” means the period commencing on the Termination Date and ending six (6) months after the Termination Date.
(d)    “Company Customer” means a person or entity for whom the Company or any of its Subsidiaries was providing services either at the time of, or at any time within the twelve (12) months preceding the Termination Date, and for whom the Participant carried out or oversaw a material business responsibility during said twelve (12) month period or about whom the Participant had exposure to or received Confidential Information as a result of the Participant’s employment with the Company or an of its Subsidiaries that if disclosed or used by the Participant or any person or entity Competitive with the Company (as defined below) would provide an unfair competitive advantage with respect to the business of the Company.
(e)    “Prospective Customer” means a person or entity (i) that the Participant contacted for the purpose of soliciting business on behalf of the Company or any of its Subsidiaries during the twelve (12) months preceding the Termination Date; or (ii) to which the Company or any of its Subsidiaries had submitted a bid or proposal for services during the twelve (12) months preceding the Termination Date, and in which bid or proposal the Participant was involved in any material respect.
(f)    The term “Company Employee” means any person who is an employee of or consultant to the Company or any of its Subsidiaries as of the Termination Date.
(g)    “Competitive with the Company” means engaged in the business of providing contract research organization (CRO) services to pharmaceutical, biotechnology, or biomedical companies.
(h)    “Restricted Services” means services that are the same or substantially similar to the services the Participant provided to the Company or any of its Subsidiaries at the time of, or in the twelve (12) months preceding, the Termination Date.

(i)    The “Restricted Area” means the following geographical areas: (i) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which the Participant personally provided material services in-person (not by telephone or internet) on behalf of the Company during the twelve (12) months prior to the Termination Date; (ii) within a 60-mile radius of the location(s) where the Participant had an office during the twelve (12) months prior to the Termination Date; (iii) within a 60 mile radius of Raleigh, North Carolina; and (iv) any city, metropolitan area, county (or similar political subdivision in foreign countries) in which the Company on any of its Subsidiaries is located or does or did business, during the twelve (12) months prior to the Termination Date.
(j)    “Confidential Information” means any confidential or proprietary information belonging to the Company or of its Subsidiaries, including, but not limited to, all trade secrets, patent applications, scientific data, formulation information, inventions, processes, formulas, systems, computer programs, plans, programs, studies, techniques, critical business information such as drug products in development, business strategies and models, product launch plans, CRO relationships, regulatory submissions, technology used by or the therapeutic focus of the Company or any of its Subsidiaries, clinical information, methodologies, standard operating procedures, operational documents (such as batch records), technology used by the Company or any of its Subsidiaries, marketing and certain financial information calculations, budgets, bids, internal policies and procedures, organization, business plans, analysis, forecasts, billing practices, pricing information and strategies, promotional material, service offering strategies, marketing plans and ideas, the identities or other information about customers, sponsor, customer or client lists, suppliers and business partners (current and prospective), the terms of current and pending deals, sales data, and sales projections, research, research proposals, study protocols, coding devices, unpublished results and reports, meeting minutes and notes, monthly and other periodic reports, contact and other information regarding suppliers, vendors and consultants, and regulatory and legal correspondence, whether or not patentable or copyrightable and whether in tangible or other form, including all documents and records, whether printed, typed, handwritten, videotaped, transmitted or transcribed on data files or on any other type of media, whether or not labeled or identified as confidential and proprietary. Notwithstanding the foregoing, the term “Confidential Information” shall not include information which (i) is already known to the Participant prior to its disclosure to the Participant by the Company; (ii) is or becomes generally available to the public through no wrongful act of any person; (iii) is at the time of disclosure part of the public knowledge or literature through no wrongful action by the Participant; or (iv) is received by the Participant from a third party without restriction and without any wrongful conduct on the part of such third party relating to such disclosure. The Participant acknowledges and agrees that the Confidential Information he/she obtains or becomes aware of as a result of his/her employment with the Company or any of its Subsidiaries is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense and that the Participant is required to protect and not disclose such information.
(l)     “Subsidiaries” means any corporation, partnership, limited liability company, joint venture, association, public or private limited company or other business entity at least 50% of the outstanding voting stock or voting interests of which is at the time owned or controlled, directly or indirectly, by the Company.

2.    Non-Solicitation of Customers and Employees. The Participant hereby agrees that so long as he or she is employed by the Company or any of its Subsidiaries, and during the Non-Solicit Restricted Period, the Participant will not, on the Participant’s own behalf, nor as an officer, director, stockholder, partner, associate, employee, owner, executive, consultant or otherwise on behalf of any person, firm, partnership, corporation, or other entity:
(a)    Solicit, induce, influence or attempt to solicit, induce or influence any Company Customer to (i) cease doing business in whole or in part with the Company or any of its Subsidiaries, or (ii) do business with any other person or entity that is Competitive with the Company;
(b)    Solicit, induce, or attempt to induce any Prospective Customer to (i) not begin doing business with the Company or any of its Affiliates, (ii) cease doing business in whole or in part with the Company or any of its Affiliates, or (iii) do business with any person or entity that is Competitive with the Company;
(c)    Interfere with, disrupt or attempt to interfere with or disrupt the relationship, contractual or otherwise, between the Company or any of its Subsidiaries and any supplier, vendor, distributor, lessor, lessee, or licensor that transacts business with the Company of any of its Subsidiaries; or
(d)    Encourage, entice, induce or suggest that any Company Employee terminate or alter his/her employment or relationship with the Company or any of its Subsidiaries for the benefit of any person or entity other than the Company.
3.    Non-Competition.
(a)    The Participant hereby agrees that so long as he or she is employed by the Company or any of its Subsidiaries, and during the Non-Compete Restricted Period, within the Restricted Area, the Participant will not for the Participant’s own behalf or for any other person or entity provide the Restricted Services for any person or entity that is Competitive with the Company.
(b)    Notwithstanding the foregoing, the Participant’s ownership, directly or indirectly, of not more than one percent (1%) of the issued and outstanding stock of a corporation the shares of which are regularly traded on a national securities exchange or in the over-the-counter market shall not violate this Section.
4.    Business Opportunities. The Participant, while he or she is employed by the Company and its Subsidiaries, agrees to offer or otherwise make known or available to the Company or any Subsidiary, as directed by the Company and without additional compensation or consideration, any business prospects, contracts or other business opportunities that he or she may discover, find, develop or otherwise have available to him or her in any field in which the

Company or any of its Subsidiaries is engaged, and further agrees that any such prospects, contracts or other business opportunities shall be the property of the Company.

5.    Confidentiality. The Participant acknowledges that during his or her employment with the Company, he or she has and will necessarily become informed of, and have access to, the Confidential Information of the Company, and that the Confidential Information, even though it may be contributed, developed or acquired in whole or in part by the Participant is the Company’s exclusive property to be held by the Participant in trust and solely for the Company’s benefit. Accordingly, except as required by law, the Participant shall not, at any time, either during or subsequent to his or her employment, as applicable, use, reveal, report, publish, copy, transcribe, transfer or otherwise disclose to any person, corporation or other entity, any of the Confidential Information without the prior written consent of the Company, except to responsible officers and employees of the Company and its Subsidiaries and other responsible persons who are in a contractual or fiduciary relationship with the Company or one of its Subsidiaries and except for information that legally and legitimately is or becomes of general public knowledge from authorized sources other than the Participant. The Participant also agrees and understands that the Participant’s duties and obligations under any confidentiality and non-disclosure agreement signed in connection with the Participant’s employment with the Company, including the Confidentiality and Non-Solicitation Agreement, (collectively, the “Confidentiality Agreement”) will remain in full force and effect in accordance with its terms, and that a breach of the Confidentiality Agreement will also constitute a breach of this present RCA. To the extent the terms of the Confidentiality Agreement are inconsistent with the terms of this RCA, the provisions of this RCA will control.
6.    Termination. Either party may terminate the employment relationship for any reason at any time upon giving the other party thirty (30) days prior written notice. The Company may, in its discretion, relieve the Participant of some or all of his/her duties during all or a part of such notice period. Subject to the forgoing notice obligation, the Participant’s employment with the Company shall remain at will.
7.    Return of Company Property. By no later than the Termination Date, the Participant shall promptly deliver to the Company all property and possessions of the Company and its Subsidiaries, including all drawings, manuals, letters, notes, notebooks, reports, copies, deliverables containing Confidential Information and all other materials relating to the Company and any of its Subsidiaries’ business that are in the Participant’s possession or control.

8.    Governing Law, Forum and Jury Waiver. This RCA and all disputes, claims or controversies arising out of or related to this RCA, shall be governed by the laws of the State of North Carolina without regard for reference to any choice or conflict of law principles of any jurisdiction. The parties agree that any action or proceeding with respect to this RCA or the Participant’s employment with the Company shall be brought exclusively in the state or federal courts in the State of North Carolina, and the Participant voluntarily submits to the exclusive jurisdiction over the Participant’s person by a court of competent jurisdiction located within the State of North Carolina. The parties hereby irrevocably waive any objection they may now or hereafter have to the laying of venue of any such action in the State of North Carolina, and further irrevocably waive any claim they may now or hereafter have that any such action brought in said court(s) has been brought in an inconvenient forum. The parties hereby knowingly and expressly waive their right to a jury trial for any claim relating to his/her/its rights or obligations under this RCA.

9.    Amendment, Modification or Waiver. This RCA may not be changed orally, and no provision of this RCA may be amended or modified unless such amendment or modification is in writing, signed by the Participant and by a duly authorized officer of the Company. No act or failure to act by the Company will waive any right, condition or provision contained herein. Any waiver by the Company must be in writing and signed by a duly authorized officer of the Company to be effective.

10.    Severability. In case any one or more of the provisions contained in this RCA shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this RCA, but this RCA shall be construed as if such invalid, illegal, or other unenforceable provision had never been contained herein. If, moreover, any one or more of the provisions contained in this RCA shall for any reason be held to be excessively broad as to duration, geographical scope or subject, it shall be construed by limiting it and reducing it so as to be enforceable to the extent compatible with applicable law as it shall then appear.

11.    Miscellaneous.

(a)    The Participant’s and the Company’s obligations hereunder shall continue in full force and effect in the event that the Participant’s job title, responsibilities, work location or other conditions of his/her employment with the Company change subsequent to the execution of the RCA, without the need to execute a new RCA.

(b)    In the event that the Participant breaches any of the provisions of Sections 2 or 3 of this RCA, to the extent permitted by law, the Non-Compete or Non-Solicit Restricted Period (as applicable) shall be tolled until such breach has been duly cured, it being the intent of the parties that such period shall be extended by any period of time in which the Participant is in violation of such sections.

(c)    The Participant agrees to provide a copy of Section 1 through 5 of this RCA to any subsequent employers or prospective employers during the applicable period of restriction (including but not limited to the Non-Solicit Restricted Period and the Non-Compete Restricted Period). The Participant specifically authorizes the Company to notify any subsequent employers or prospective employers of the Participant of the restrictions on the Participant contained in this RCA and of any concerns the Company may have about actual or possible conduct by the Participant that may be in breach of this RCA the Participant agrees to promptly notify the Company of any offers to perform services, any engagements to provide services, and/or actual work of any kind, whether as an individual, proprietor, partner, stockholder, officer, employee, director, consultant, joint venturer, investor, lender, or in any other capacity whatsoever during the period of his/her employment by the Company or any of its Subsidiaries and during the Non-Solicit Restricted Period and the Non-Compete Restricted Period. Such notice must be provided prior to the commencement of any such services or work.

(d)    The rights and remedies of the parties under this RCA are cumulative (not alternative) and in addition to all other rights and remedies available to such parties at law, in equity, by contract or otherwise

APPENDIX B
INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Global Restricted Stock Unit Award Agreement

Country-Specific Terms and Conditions

Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the INC Research Holdings, Inc. 2014 Equity Incentive Plan, As Amended and Restated, and the Global Restricted Stock Unit Award Agreement.
Terms and Conditions
This Appendix B includes additional terms and conditions that govern the RSUs granted to the Participant if the Participant resides and/or works in a country listed below. If the Participant moves to another country after receiving the grant of the RSUs, the Company will, in its discretion, determine the extent to which the terms and conditions herein will be applicable to the Participant.
Notifications
This Appendix B also includes information regarding exchange controls and certain other issues of which the Participant should be aware with respect to the Participant’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of November 2016. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of the Participant’s participation in the Plan because the information may be out of date at the time that the RSUs vest or the Participant sells Shares acquired under the Plan.
In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of a particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to the Participant’s situation.
Finally, if the Participant is a citizen or resident of a country other than the one in which he or she is currently residing and/or working (or if the Participant is considered as such for local law purposes), the information contained herein may not be applicable to the Participant in the same manner.
ARGENTINA
Terms and Conditions
Nature of Grant. This provision supplements Section 6 of the Global Restricted Stock Unit Award Agreement:

The RSUs are an extraordinary benefit, which for labor law purposes (e.g. thirteenth month salary, Christmas bonuses, or similar payments) are valued at the fair market value of the Shares on the date of vesting, when the Shares are delivered to the Participant. A portion of such value may be deducted, to be taken into account for thirteenth month salary purposes as of the month in which the vesting occurs if required under local law.
Notifications
Securities Law Information. Shares of the Company are not publicly offered or listed on any stock exchange in Argentina. The offer is private and not subject to the supervision of any Argentine governmental authority.
Exchange Control Information. If the Participant transfers proceeds from the sale of Shares or the receipt of any dividends into Argentina, the Participant may be required to deposit a portion of the proceeds into a non-interest bearing account in Argentina for 365 days unless certain conditions are met. The Argentine bank handling the transaction may request certain documentation in connection with the Participant’s request to transfer proceeds into Argentina, including evidence of the sale or dividend payment and proof of the source of the funds used to acquire the Shares.
Please note that exchange control regulations in Argentina are subject to frequent change and it is the Participant’s responsibility to comply with these regulations. The Participant should consult with the Participant’s personal legal advisor regarding any exchange control obligations the Participant may have in connection with participation in the Plan.
Foreign Asset/Account Reporting Information. The Participation must report holdings of any equity interest in a foreign company (e.g., Shares acquired under the Plan) on his or her annual tax return each year.
AUSTRALIA
Notifications
Securities Information. If the Participant acquires Shares pursuant to the RSUs and he or she offers the Shares for sale to a person or entity resident in Australia, then the offer may be subject to disclosure requirements under Australian law. The Participant should obtain legal advice on his or her disclosure obligations prior to making any such offer.
Exchange Control Information. Exchange control reporting is required for cash transactions exceeding AUD 10,000 and for international fund transfers. The Australian bank assisting with the transaction will file the report for the Participant. If there is no Australian bank involved in the transfer, the Participant will be required to file the report.

CANADA
Terms and Conditions
RSUs Settled in Shares Only. Notwithstanding any discretion contained in the Plan, or any provision in this Global Restricted Stock Unit Award Agreement to the contrary, RSUs granted to employees in Canada shall be settled in Shares only and do not provide any right for the Participant to receive a cash payment.
The following terms and conditions apply to residents of Quebec:
Language Consent. The parties acknowledge that it is their express wish that this Global Restricted Stock Unit Award Agreement, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be provided to them in English.
Consentement Relatif à la Langue Utilisée. Les parties reconnaissent avoir expressément souhaité que la présente convention («Agreement»), ainsi que tous les documents exécutés, avis donnés et procédures judiciaries intentées, en vertu de, ou liés directement ou indirectement à la présente convention, soient rédigés en langue anglaise.
Data Privacy. This provision supplements Section 9 of the Global Restricted Stock Unit Award Agreement:
The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, its Subsidiaries and any stock plan service provider that may be selected by the Company to assist with the Plan to disclose and discuss the Plan with their respective advisors. The Participant further authorizes the Company and its Subsidiaries to record such information and to keep such information in the Participant’s employee file.
Notifications
Securities Law Information. The Participant is permitted to sell Shares acquired under the Plan through a broker acceptable to the Company, provided the resale of Shares acquired under the Plan takes place outside of Canada through the facilities of a stock exchange on which the Shares are listed. The Shares are currently listed on the NASDAQ Global Select Market.
Foreign Asset/Account Reporting Information. Canadian residents are required to report foreign property, including Shares and rights to receive Shares (e.g. RSUs granted or Shares acquired under the Plan) in a non-Canadian company, on Form T1135 (Foreign Income Verification Statement), on an annual basis, if the total cost of the individual’s foreign property exceeds C$100,000 at any time during the year. Thus, if the C$100,000 cost threshold is exceeded by other foreign property held by the individual, RSUs must be reported. Such RSUs may be reported at a nil cost.

For purposes of the reporting, Shares acquired under the Plan may be reported at their adjusted cost bases. The adjusted cost basis of a Share is generally equal to the fair market value of such Share at the time of acquisition; however, if the individual owns other Shares (e.g., acquired under other circumstances or at another time), the adjusted cost basis may be different.
The Participant is advised to consult his or her personal tax advisor to determine the Participant’s exact reporting requirements in this regard.
GREECE
There are no country-specific provisions for Greece.
JAPAN
Notifications
Foreign Asset/Account Reporting Information. Japanese residents are required to report details of any assets held outside of Japan as of December 31 (including Shares), to the extent such assets have a total net fair market value exceeding ¥50,000,000. Such report will be due by March 15 each year. If applicable, the Participant is responsible for complying with this reporting obligation. The Participant should with consult his or her personal financial advisor in this regard.
POLAND
Terms and Conditions
Consent to Receive Information in English. By accepting the RSUs, the Participant confirms having read and understood the Plan and the Global Restricted Stock Unit Award Agreement, including any appendices thereto, which were provided in the English language. The Participant accepts the terms of these documents accordingly.
Notifications
Exchange Control Information. If the Participant holds foreign securities (including Shares) and maintains such securities in an account abroad, he or she may be required to file certain reports with the National Bank of Poland. Specifically, if the value of the Participant’s securities and cash held in an account abroad (when combined with all other assets held abroad) exceeds PLN7 million, he or she must file reports with the National Bank of Poland regarding any transactions and the balances of the foreign accounts on a quarterly basis. Such reports are filed on special forms available on the website of the National Bank of Poland. Additionally, any funds transfer by a Polish resident into or out of Poland in excess of a specified threshold (currently €15,000) must be effected through a bank in Poland. Polish residents are required to store all documents related to any foreign exchange transactions for a period of five years.
SERBIA
Notifications

Securities Law Information. The grant of RSUs and the issuance of any Shares are not subject to the regulations concerning public offers and private placements under the Law on Capital Markets.
Exchange Control Information. Pursuant to the Law on Foreign Exchange Transactions, the Participant is permitted to acquire Shares under the Plan, but a report may need to be made of the acquisition of such Shares, the value of the Shares upon vesting, and, on a quarterly basis, any changes in the value of the Shares. An exemption from this reporting obligation may apply if the Shares are acquired for no consideration. As the exchange control regulations in Serbia may change without notice, the Participant should consult with his or her personal advisor with respect to all applicable reporting obligations.
SINGAPORE
Notifications
Securities Law Notification. The grant of the RSUs is being made pursuant to the “Qualifying Person” exemption under section 273(1)(f) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”) under which it is exempt from the prospectus and registration requirements and is not made with a view to the underlying Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore. The Participant should note that the RSUs are subject to section 257 of the SFA and the Participant will not be able to make any subsequent sale of the Shares in Singapore, or any offer of such subsequent sale of the Shares in Singapore, unless such sale or offer is made (i) after 6 months from the Grant Date or (ii) pursuant to the exemptions under Part XIII Division (1) Subdivision (4) (other than section 280) of the SFA.
Director Notification Requirement. If the Participant is the Chief Executive Officer (“CEO”), a director, associate director or shadow director of a Singapore Subsidiary, the Participant is subject to certain notification requirements under the Singapore Companies Act, regardless of whether the Participant is a Singapore resident or employed in Singapore. Among these requirements is the obligation to notify the Singapore Subsidiary in writing when the Participant receives or disposes of an interest (e.g., RSUs, Shares) in the Company or a Subsidiary. These notifications must be made within two (2) business days of acquiring or disposing of any interest in the Company or any Subsidiary or within two (2) business days of becoming the CEO, a director, associate director or shadow director if such an interest exists at that time.
UNITED KINGDOM
Terms and Conditions
Responsibility for Taxes. The following provisions supplement Section 3 of the Global Restricted Stock Unit Award Agreement:
________________________
1 A shadow director is an individual who is not on the board of directors of the Singapore Subsidiary but who has sufficient control such that the board of directors of the Singapore Subsidiary acts in accordance with the directions or instructions of the individual.

If payment or withholding of the income tax due is not made within ninety (90) days of the end of the tax year in which the event giving rise to the liability occurs or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003 (the “Due Date”), the amount of any uncollected income tax will constitute a loan owed by the Participant to the Company or the Employer, effective on the Due Date. The Participant agrees that the loan will bear interest at the then-current Official Rate of Her Majesty’s Revenue and Customs (“HMRC”), it will be immediately due and repayable, and the Company or the Employer may recover it at any time thereafter by any of the means referred to in the Plan or in Section 3 of the Global Restricted Stock Unit Award Agreement.
Notwithstanding the foregoing, if the Participant is a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), he or she will not be eligible for such a loan to cover the income tax due as described above. In the event that the Participant is such a director or executive officer and the income tax is not collected from or paid by the Participant by the Due Date, the amount of any uncollected income tax may constitute a benefit to the Participant on which additional income tax and national insurance contributions may be payable. The Participant is responsible for reporting and paying any income tax due on this additional benefit directly to HMRC under the self-assessment regime. The Participant is responsible for reimbursing the Company or the Employer (as applicable) for the value of any employee national insurance contributions due on this additional benefit and acknowledges that the Company or the Employer may recover such amount from him or her by any of the means referred to in Plan or in Section 3 of the Global Restricted Stock Unit Award Agreement.

APPENDIX C
INC RESEARCH HOLDINGS, INC.
2014 Equity Incentive Plan, As Amended and Restated
Global Restricted Stock Unit Award Agreement

Special Provisions for Executive Officers
The provisions in this Appendix C apply only to the Chief Executive Officer and the Eligible Executives. “Eligible Executive” shall have the same meaning as defined in the Severance Plan (as defined below).

1.	Involuntary Termination in connection with Change in Control.
This provision replaces Section 2(b) of the Restricted Stock Unit Agreement for the Eligible Executives:

(i)
The RSUs will become fully vested immediately upon the Eligible Executive’s termination of Service in the event that (A) the Eligible Executive’s Service is terminated by the Company for any reason other than Cause, death or Disability or (B) the Eligible Executive resigns for Good Reason, in each case, at the time of, or during the period commencing on the date three (3) months prior to a Change in Control and ending twenty-four (24) months following such Change in Control.

(ii)
As used in this Agreement, “Cause,” “Change in Control,” and “Good Reason” shall have the meanings ascribed to such terms in the INC Research Holdings, Inc. Executive Severance Plan (the “Severance Plan”).

(iii)
This Section 2(b) shall be interpreted consistently with the provisions of the Severance Plan to give effect to the benefits intended to be provided under the Severance Plan. Further, the vesting acceleration benefits provided under this Section 2(b) shall be subject to the conditions set forth in the Severance Plan.

(iv)	Any vesting acceleration provisions contemplated under this Section 2(b) shall be subject to the limitations provided in Section 5.5 of the Plan.
Any RSUs that vest pursuant to this Section 2(b) shall be settled within the period and subject to the conditions provided in the Severance Plan.

2.	Restrictive Covenants
Section 8 of the Global Restricted Stock Unit Agreement and Appendix A shall not apply to the Chief Executive Officer or the Eligible Executives.

C-1